Exhibit 10.53

December 19, 2019

Rajiv Patni

VIA EMAIL

Dear Rajiv,

On behalf of Portola Pharmaceuticals, Inc. ("Portola" or the "Company"), I am pleased to offer you an exempt position of Executive Vice President, Chief Medical Officer, reporting to Scott Garland, President and Chief Executive Officer. Your start date for this position is Monday, February 3, 2020.

Annual Salary
Your salary will be paid at the rate of $40,833.33 per month ($490,000.00 annualized) less payroll deductions and all required withholdings.

Target Bonus
You will be eligible to receive an annual bonus target of 45% of your base salary. Whether Portola awards bonuses for any given year, the allocation of the bonuses, if awarded, will be in the sole discretion of the Company as determined by its Board of Directors (the "Board"). If the Board approves payment of bonuses for any given year, the bonus amounts generally will be determined and paid within the first calendar quarter of the year based on the prior year's performance. If your employment terminates for any reason prior to the payment of a bonus, then you will not have earned the bonus and will not receive any portion of it.

Equity
Stock Options: Subject to Board approval, and as a material inducement for you to enter into employment with the Company, you will be granted an option grant to purchase 125,000 shares of the Company's common stock, subject to the terms and conditions of a Portola equity incentive plan, pursuant to a stock option grant notice and stock option agreement that will be provided to you following the date of grant. The exercise price of the option will be the closing price of Portola's Common Stock on the date of grant. The option will be subject to a four (4) year vesting schedule, such that 25% of the shares will vest on the first anniversary of the commencement of your employment, with the balance vesting in equal monthly installments over the subsequent thirty-six
(36) months, until either your option shares are fully vested or your employment ends, whichever occurs first, in each case subject to your continued employment with the Company through the applicable vesting dates.

Restricted Stock Units (RSUs): Subject to Board approval, and as a material inducement for you to enter into employment with the Company, you will be granted 35,000 Restricted Stock Units that will vest and become non-forfeitable, assuming your continued employment with the Company upon each vesting date, annually over three years subject to Board determination.

Additional Benefits
In addition to the compensation package outlined above, you will receive the following :

Benefits: You will be eligible to receive Portola's complete package of benefits subject to the terms of the benefit plans and generally applicable Company policies.

Sign-On Bonus: Payable upon your first paycheck, you will receive a one-time sign-on bonus payment of $100,000.00, less required taxes and withholdings. You are required to repay this bonus to the Company in full if your employment terminates for any reason in the first year and if your employment terminates prior to the completion of your second year of employment, you will be required to pay half of the bonus amount, whether you resign or the Company terminates your employment with or without cause. You are required to make any such repayment to the Company within sixty (60) days following your employment termination date.

Executive Severance Benefits Agreement: Provides compensation and benefits in the event that you are subject to certain qualifying terminations of employment, including a change in control and an involuntary termination without cause. The compensation and benefits are subject to the terms of the Company's form of severance benefits agreement for similarly situated employees.

Please note that Portola may modify compensation and benefits from time to time as it deems necessary in accordance with applicable law.

Confidentiality
As a Portola employee, and as a condition of your employment, you will be expected to abide by Company rules and regulations and sign and comply with the Company's Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Portola proprietary information.

In your work for the Company, you will be expected not to make any unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

By signing this letter, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any confidential documents, information, or other property of any former employer or other third party. In addition, you represent that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) which may limit your ability to perform your duties to the Company.

Acknowledgements
By signing below, you agree that your employment with Portola is "at will," which means you may terminate your employment with Portola at any time and for any reason whatsoever simply by notifying Portola, and likewise, Portola may terminate your employment at any time and with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer. Portola reserves the right, in its sole discretion, to adjust salaries, incentive compensation, stock plans, employee benefits, job titles, locations, duties, responsibilities and reporting relationships in accordance with applicable laws.

Yours truly,

Scott Garland
President and Chief Executive Officer

Accepted:

Rajiv Patni    Date

December 22, 2019